Exhibit 10(k)

McDonald's Corporation Cash Performance Unit Program

Section 1: General

1.1 The Plan.  McDonald's Corporation, a Delaware corporation (the “Company”) has established this McDonald's Corporation Cash Performance Unit Plan (the “Plan” or “CPUP”) effective as of February 13, 2013.  The purpose of the Plan is to advance the interests of the Company and its shareholders and to provide Participants (as defined below) with the opportunity to earn cash long-term incentive compensation that is linked to the Company's long-term business interests. This Plan is adopted under the authority of the McDonald's Corporation 2009 Cash Incentive Plan with respect to any Participant who the Compensation Committee of the Board of Directors (the “Committee”) determines that the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code could apply.  This Plan shall in all respects be interpreted and applied consistently with Section 5.1 below.

1.2 Participants.  Employees at the level of Senior Vice President (or the equivalent level for compensation purposes) and above (“Participants”) are eligible for awards under this Plan.

Section 2: Plan Design

2.1 Performance Period.  The Plan shall have three-year performance periods commencing on January 1, 2013 and each January 1 thereafter while this Plan is in effect (each a “Performance Period”).

2.2 Establishment of Target CPUP Awards.  Each Participant shall be eligible to earn an award under the Plan (an “Award”).  The Committee or its delegee shall establish a target amount, expressed as a specific dollar value, for each Participant's Award for each Performance Period.

2.3 Performance Goals.  The final amount of Awards shall be determined following the end of the Performance Period based on the Company's performance during the Performance Period as measured by one or more performance measures (“Performance Goals”) established by the Committee and as determined by the Committee after the end of the Performance Period. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants. At the time the Committee establishes Performance Goals for a Performance Period, the Committee shall specify whether Company performance must achieve threshold performance with respect to the Performance Goal for there to be any CPUP payout.

2.4 Performance Targets.  The Committee shall determine for each Performance Period (i) the applicable Performance Goals and the threshold, target and maximum performance levels of Performance Goals in respect of the Performance Period for Awards under the Plan and (ii) the bases on which the Committee may make adjustments to one or more of the Performance Goals.

2.5 Calculation of CPUP Awards.  Following the end of the Performance Period, the Committee shall determine final Awards under the Plan for eligible Participants.  Final Awards shall be determined based on the Company's actual performance during the Performance Period and as specified in the following sentence, except as otherwise expressly provided in Sections 4.1 through 4.5 hereof.  The Award shall be adjusted up or down from the target Award based upon the Company's actual performance during the Performance Period against the Performance Goals previously established by the Committee.  In no event shall a final Award exceed 230% of the target Award.

2.6 Payment of Awards.  Awards shall be paid in cash to eligible Participants, as determined by the Committee in accordance with the provisions of this Plan, no later than March 15 of the calendar year following the calendar year in which such Performance Period ended. Except as expressly provided to the contrary in Sections 4.1 through 4.4 hereof, no Participant shall have the unconditional right to an Award hereunder until the Performance Period has concluded and the exact amount of the Award (if any) has been determined by the Committee.

Section 3: Employment / Change in Status

3.1 Employment.  In order to be eligible to receive any Award under the Plan, a Participant must be employed by the Company (or a subsidiary) during the entire Performance Period, except as expressly provided to the contrary in Section 3.2 and/or Sections 4.1 through 4.4 hereof.

3.2 Mid-Cycle Entry.  Any Participant who is promoted or hired into a position eligible for Awards under the Plan (an “Eligible Position”) during the first twelve months of a Performance Period is eligible for a pro-rated Award based on the number of months (partial months treated as full months) in the Eligible Position and as set forth in Section 2.5 hereof.

3.3 Mid-Cycle Exit.  Any former Participant who has moved out of, and is no longer employed in an Eligible Position after the first twelve months of a Performance Period will receive a pro-rated payment based on the number of months (partial months treated as full months) during the Performance Period that the former Participant worked in the Eligible Position and as set forth in Section 2.5 hereof. Any former Participant who has moved out of, and is no longer employed in an Eligible Position during the first twelve months of a Performance Period will forfeit the Award.

3.4 Change in Eligible Position. With respect to any Participant who moves from one Eligible Position to another Eligible Position with a different Award target, if the change is during the first twelve months of a Performance Period, the Participant's final Award shall be determined on a pro-rata basis based on the number of months (any partial month shall be treated as a full month at the new target) during the Performance Period that the Participant worked in each Eligible Position and as set forth in Section 2.5 hereof. Any change after the first twelve months of a Performance Period will not impact the Award for that Performance Period.

3.5 Leave of Absence. With respect to any Participant who is on Company-approved leave of absence from an Eligible Position in excess of two hundred seventy (270) days, whether consecutive or nonconsecutive, during a Performance Period, the Participant's final Award as determined pursuant to Section 2.5 hereof shall be prorated based on the ratio of (i) the total number of days in the Performance Period less the number of days in excess of 270 during which the Participant was on one or more approved leaves of absence during the Performance Period to (ii) the total number of days in the Performance Period.

Section 4: Termination Provisions

4.1 Retirement.  If after the first twelve months of a Performance Period a Participant's employment is terminated by reason of the Participant's Retirement (as defined below), then such Participant shall be eligible to receive a pro-rata portion of the Award that would have been payable to such Participant if he or she had remained employed throughout the Performance Period, based on the number of months (partial months treated as full months) worked in an Eligible Position during the Performance Period.  Such Award shall be paid at the time and in the manner set forth in Section 2.6 hereof.   If a Participant's employment is terminated by reason of a Retirement during the first twelve months of a Performance Period, the Participant's Award will be forfeited.

4.2 Covered Termination. If after the first twelve months of a Performance Period a Participant's employment is terminated by the Company in a Covered Termination (as defined below), then such Participant shall be eligible to receive a pro-rata portion of the Award that would have been payable to such Participant if he or she had remained employed throughout the Performance Period, based on the number of months (partial months treated as full months) worked in an Eligible Position during the Performance Period. Such Award shall be paid at the same time and in the manner set forth in Section 2.6 hereof. If a Participant's employment is terminated by reason of a Covered Termination during the first twelve months of a Performance Period, the Participant's Award will be forfeited.

4.3 Death or Disability.  If during the Performance Period a Participant's employment is terminated by reason of the Participant's death or Disability (as defined in McDonald's Corporation 2012 Omnibus Stock Ownership Plan), then such Participant shall be eligible to receive a pro-rata portion of the Award that would have been payable to such Participant if he or she had remained employed throughout the Performance Period, based on the number of months (partial months treated as full months) worked in an Eligible Position during the Performance Period.  Such Award shall be paid at the time and in the manner set forth in Section 2.6 hereof.

4.4 Change of Control.  In the event of a Change of Control (as defined in McDonald's Corporation 2012 Omnibus Stock Ownership Plan) during a Performance Period, each Participant whose employment has not terminated prior to the consummation of such Change of Control shall be entitled to receive a payment in full satisfaction of his or her opportunity under the CPUP for such Performance Period in an amount equal to: (i) the amount that would be payable to such Participant under the CPUP, if the applicable performance goals were achieved at the level achieved during the portion of the Performance Period that precedes the Change of Control multiplied by (ii) a fraction, the numerator of which is the number of months (partial months treated as full months) in the portion of the Performance Period that precedes the Change of Control and the denominator of which is the total number of months in the Performance Period; provided, that the Participant shall forfeit his or her right to receive such payment if he or she experiences a termination of employment for Cause before the payment is made.  This payment shall be paid at the time and in the manner set forth in Section 2.6 hereof; provided, however, that if the Change of Control qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5), payment will be made within thirty (30) days after the occurrence of the Change of Control.

4.5 Cause.  A Participant will forfeit the Award upon termination of employment for Cause (as defined in McDonald's Corporation 2012 Omnibus Stock Ownership Plan).

4.6 All Other Terminations.  Participants will forfeit the Award upon termination of employment for any reason other than those reasons set forth above in Sections 4.1 through 4.4, except to the extent otherwise provided pursuant to the terms of the ERRP.

4.7 Twelve Months in Eligible Position. For the avoidance of doubt, if a Participant was in an Eligible Position for less than twelve months at the time of termination for any reason other than death or Disability, such Participant shall forfeit the Award.

4.8 Definitions.

“Covered Termination” means a Participant's termination of employment by the Company or a subsidiary without Cause and (A) when the Participant satisfies the following three conditions: (i) combined age and years of Company service equal to or greater than 48, (ii) Participant executes and delivers (and does not revoke) a release agreement in a form satisfactory to the Company, and (iii) Participant executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law or (B) when the Participant terminates employment to become a franchisee. However, if a Participant is employed by a subsidiary in a European Market, (i) above is not required.

“European Market” means the following markets: Austria, Belarus, Belgium, Bulgaria, Croatia, Czech. Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Morocco, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia/Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, U.K., Ukraine.

“Retirement” means a Participant's termination of employment when the Participant satisfies the following four conditions: (i) combined age and years of Company service equal to or greater than 68, (ii) Participant provides 6 months advance written notice of his or her intention to terminate employment to the Corporate Vice President - Global Total Compensation, (iii) Participant executes and delivers (and does not revoke) a release agreement in a form satisfactory to the Company, (iv) Participant executes and delivers a non-competition agreement covering a period of 18 months in a form satisfactory to the Company as permitted by applicable law. However, if a Participant is employed by a subsidiary in a European Market, (i) above is not required and the notice required by (ii) is 12 months.

Section 5: Miscellaneous

5.1 Administration of the Plan.  The Committee administers the Plan. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the 2009 Cash Incentive Plan in the case of Participants with respect to whom such provisions apply, to: establish the terms and conditions of Awards; determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid; interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan; and amend, modify suspend or terminate the Plan, in whole or in part, in any manner and for any reason, and without the consent of any Participant, or other person, provided that no such amendment, modification or termination shall adversely affect the payment of any Award for a Performance Period ending prior to the action amending, modifying or terminating the Plan or the payment of any Award payable pursuant to Section 4.4 hereof or the right of a Participant pursuant to any agreement with the Company or any subsidiary.  This administrative discretion specifically includes the right to modify Awards if necessary to be consistent with and avoid the imposition of tax penalties based upon Section 409A of the Internal Revenue Code.  The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final.  No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

5.2 Deferral.  Awards may be deferred only in accordance with, and subject to the terms of, the McDonald's Excess Benefit and Deferred Bonus Plan in effect at the time the deferral election is made.

5.3 Withholding Taxes.  The Company may withhold or cause to be withheld from any or all cash payments made under the Plan such amounts as are necessary to satisfy all federal, state, local and foreign withholding tax requirements related thereto.

5.4 Funding. Benefits payable under the Plan to any person shall be paid by the Company (or a subsidiary).  The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.  Participants shall have no claim against the Company or its assets with respect to Awards under the Plan other than as unsecured general creditors.

5.5 Forfeiture and Repayment Under Certain Circumstances.  Awards under the Plan are intended to align the Participant's long-term interests with the long-term interests of the Company.  If a Participant (i) violates a confidentiality, non-solicitation, non-competition, or similar restrictive covenant between the Company (or one of its subsidiaries) and such Participant or (ii) engages in willful fraud that causes harm to the Company (or one of its subsidiaries) or that is intended to manipulate the performance results under Section 2 of this Plan (either of (i) or (ii), “Detrimental Conduct”) either during employment with the Company or after such employment terminates for any reason, the Participant is acting contrary to the long-term interests of the Company.  Accordingly, the following rules shall apply under this Plan in respect of Detrimental Conduct:

(a)
In the event that the Company determines, in its sole and absolute discretion, that a Participant engaged in Detrimental Conduct prior to the second anniversary of the conclusion of the Performance Period, the Company may, if no payments hereunder have previously been made to such Participant, in its sole and absolute discretion, terminate such Participant's participation in the Plan.  Additionally, if payments hereunder have previously been made to such Participant, the Company may, in its sole and absolute discretion, send a notice of recapture (a “Recapture Notice”) to such Participant.  Within ten days after receiving a Recapture Notice from the Company, the Participant shall deliver to the Company an amount in cash equal to the gross cash payment previously made to such Participant hereunder.

(b)
The Company has sole and absolute discretion not to take action pursuant to this Section 5.5 upon discovery of Detrimental Conduct, and its determination not to take action in any particular instance shall not in any way limit its authority to terminate participation of a Participant and/or send a Recapture Notice in any other instance.

(c)
Upon receipt of a payment hereunder, the applicable Participant shall, if requested by the Company, certify on a form acceptable to the Company, that he or she is not, and has not previously been, engaged in Detrimental Conduct.

(d)
Notwithstanding any provision of this Section 5.5, if any provision of this Section 5.5 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law; provided, Section 5.5 shall not apply in any manner to individuals subject to the laws of France.

(e)
Any action taken by the Company pursuant to this Section 5.5 is without prejudice to any other action the Company, or any of its subsidiaries, may choose to take upon determination that a Participant has engaged in Detrimental Conduct.

(f)	This Section 5.5 will cease to apply after a Change of Control.
Not withstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company's shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company at any time to a Participant under this Plan and each Participant, by accepting an Award pursuant to this Plan, agrees to comply with any Company request or demand for such recoupment.

5.6 Eligible Compensation.  Any Awards and payments of cash will constitute special incentive payments to the Participant and will not be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining any pension, retirement, death or other benefits under: (a) any qualified, non-qualified or supplemental pension, retirement or profit-sharing plan of the Company or any of its subsidiaries, or (b) any bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries.

5.7 Relationship to Other Plans.  With respect to any Participant who participates in the Company's Executive Retention Replacement Plan (“ERRP”) or has a Change of Control Employment Agreement (“CIC Agreement”) with the Company, notwithstanding anything to the contrary in this Plan the terms of the ERRP or CIC Agreement, as applicable, shall prevail to the extent of any inconsistency.

5.8 Section 162(m) of the Internal Revenue Code.  With respect to any Participant with respect to whom the Committee determines that the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code could apply, the Plan shall be interpreted and administered in a manner that is consistent with the provisions of the McDonald's Corporation 2009 Cash Incentive Plan (or any successor plan), and in the event of any inconsistency between this Plan and the McDonald's Corporation 2009 Cash Incentive Plan the relevant provisions of the latter plan shall prevail.

5.9 Awards Not Assignable. Awards granted under the Plan shall not be assignable or transferable other than by will or by the laws of descent and distribution.

5.10 No Additional Rights. Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Participant the right to continued employment with the Company or to any benefits not specifically provided under the Plan or (b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend or terminate any of their respective employee benefit plans.

5.11 Choice of Law. The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

5.12 Headings.  Section and clause headings are for ease of reference only and should not be taken as affecting the interpretation of the provisions of this Plan.